UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2012

WILHELMINA INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28536	74-2781950
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

200 Crescent Court, Suite 1400, Dallas, Texas 75201
(Address of principal executive offices)  (zip code)

Registrant’s telephone number, including area code: (214) 661-7488

_____________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Effective September 25, 2012, Wilhelmina International, Inc. (the “Company”) appointed Alex Vaickus as the Company’s Chief Executive Officer.  In this role, Mr. Vaickus will replace Mark Schwarz, who will remain as Chairman of the Board of Directors of the Company and will add the title of Executive Chairman.

Mr. Vaickus, age 53, served as President of Playboy Enterprises Inc. (“PEI”) from 2009 to 2011.  Mr. Vaickus served as President of PEI’s Global Licensing Group from 2000 to 2011.  Prior to that, Mr. Vaickus served as PEI’s Vice President of Strategic Planning from 1998 to 2000.  Under Mr. Vaickus’s leadership and direction, PEI’s Global Licensing Group negotiated and signed more than 150 new license deals for a wide range of product categories, including apparel, accessories, jewelry, lingerie, fragrances and home textiles, and expanded the geographic presence of PEI’s products from 50 countries to 180 countries representing nearly $1 billion in retail sales.

Mr. Vaickus previously served as an executive at Conagra Foods, Inc. from 1993 to 1998 and an executive at Sara Lee Corporation from 1981 to 1993.  Mr. Vaickus received a Masters of Business Administration from the University of Chicago in 1987 and a Bachelor of Arts from the University of Illinois (Urbana, Illinois) in 1981.

In connection with the hiring of Mr. Vaickus, on August 29, 2012, the Company and Mr. Vaickus entered into an employment agreement (the “Employment Agreement”) providing that Mr. Vaickus’s appointment as Chief Executive Officer would occur upon commencement of Mr. Vaickus’s employment with the Company (which occurred September 25, 2012).  Under the Employment Agreement, Mr. Vaickus will be paid (a) a gross annual salary of $500,000 and (b) certain performance bonuses ranging from between 7.5% and 15% of EBITDA (earnings before interest, taxes, depreciation and amortization) of the Company’s wholly owned subsidiaries in excess of certain thresholds starting at $5.5 million per year.   The applicable calculation of EBITDA is to include Mr. Vaickus’s base salary and other compensation related expense, but exclude the relevant bonus, for purposes of determining whether an EBITDA threshold is met.  Mr. Vaickus will also receive annual grants of 2,000,000 options under the Company’s 2011 Incentive Plan to vest ratably in five (5) equal increments beginning on the first anniversary of the date of grant.  The term of the Employment Agreement is two (2) years, subject to an annual evergreen thereafter unless notice of nonrenewal is provided by either party prior to ninety (90) days before the end of the applicable term.

In the event that Mr. Vaickus’s employment is terminated without cause or for good reason, Mr. Vaickus is entitled to receive continued salary for the lesser of (1) the remaining months on the term of the Employment Agreement and (2) the Number of Qualifying Months (as herein defined).  The “Number of Qualifying Months” means three (3) months plus, for each twelve (12) month renewal period that occurred under the Employment Agreement, one (1) additional month.  “Cause” includes a breach of the Employment Agreement that remains uncured within ten (10) days after a written demand or any violation of the restrictive covenants set forth in the Employment without reference to any cure period.

The foregoing summary of the Employment does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company intended to make an announcement of the Mr. Vaickus’s appointment by press release promptly following the commencement of employment but determined to announce his appointment by this Form 8K herewith and not issue a press release.

(e)           The disclosure set forth in Item 5.02(c) above is hereby incorporated into this Item 5.02(e) by reference.

On September 25, 2012 and pursuant to the terms of the Employment Agreement, the Company issued to Mr. Vaickus an option grant to purchase 2,000,000 shares of the Company’s Common Stock with an exercise price of $0.117, a five year vesting schedule (vesting in equal increments starting upon the first anniversary of the grant) and a ten year term (the “Vaickus Stock Option”).  The Vaickus Stock Option was issued under the Company’s 2011 Incentive Plan.

The foregoing summary of the Vaickus Stock Option does not purport to be complete and is qualified in its entirety by reference to the full text of the Vaickus Stock Option, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1 10.2
Employment Agreement dated August 29, 2012 between Wilhelmina International, Inc. and Alex Vaickus

Stock Option Letter Agreement, dated September 25, 2012, between Wilhelmina International, Inc. and Alex Vaickus

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2012	WILHELMINA INTERNATIONAL, INC.

By: /s/ John Murray
Name: John Murray
Title: Chief Financial Officer